                                                                   Exhibit 10.18


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") made as of the 17th day of October 2000, by and between APBiotech Inc., a Delaware corporation with its principal place of business at 800 Centennial Avenue, Piscataway, New Jersey 08855 (the "Employer"), and Sandra Cartie, an individual residing at 11 Thomas Road, Westport, Connecticut 06880 (the "EXECUTIVE").

                                  WITNESSETH:

     WHEREAS, the Employer desires to employ the Executive, and the Executive desires to be employed by the Employer, upon the terms and conditions set forth in the Agreement.

    NOW, THEREFORE, in consideration of the above premises and the mutual promises contained herein, the Employer and the Executive agree as follows:

     1.  Appointment

     The Employer hereby employs the Executive to serve as Chief Financial Officer of the Employer, and the Executive hereby accepts such employment, upon the terms and conditions set forth in this Agreement. The Executive will report to the Chief Executive Officer of the Employer (the "CEO") and will be subject to the direction of the Board of Directors of the Employer (the "BOARD").

     2.  Duties of the Executive

     The Executive shall, while this Agreement is in effect:

     (a) have the authority and responsibilities of a chief financial officer to manage the financial operations of the Employer, consistent with the terms and conditions hereof. The Employer will provide the Executive with a staff, office facilities and other support reasonably necessary for the Executive to perform her responsibilities under this Agreement;

     (b) devote the whole of her time, attention and abilities during normal business hours, and at such other times as the Employer or her duties may require, to the business and affairs of the Employer;

     (c) faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to or vested in her;

     (d) obey all reasonable and lawful directions given to her by the Board, the CEO and by any person having executive authority over her, consistent with her professional duties as a chief financial officer;

     (e) provide to the Board and the CEO such information as in her possession concerning the financial affairs of the Employer;

     (f) use her best endeavours to manage investor relations and promote the interests and reputation of the Employer; and

     (g) act as director of the Board, in accordance with the By-Laws of the Employer, if so elected or appointed by the shareholders or Board of the Employer. Subject to the vote of the shareholders or Board of the Employer, and to the provisions of the By-Laws of the Employer, it is contemplated by the Executive that she will be elected or appointed as a director of the Board.

     3.   Location

     The Executive's normal place of work is the Employer's principal place of business in Piscataway, New Jersey, or such other location as the Employer may from time to time require the Executive to base herself.

     4.   General Obligations

     The Executive agrees that, during her employment with the Employer, she will not (without the prior written consent of the Board) be directly or indirectly engaged or financially interested in any other business activity, trade or occupation. However, this provision shall not preclude the Executive from investing her assets in a public company for which she will not be performing any services and which will not result in a conflict of interest, other than a Prohibited Company (as defined in Section 13). The preceding notwithstanding, the Executive shall be: (a) permitted to exercise her vested stock options of her prior employer no later than November 30, 2000; and (b) required to sell her stock of her prior employer no later than May 31, 2002. Nothing herein shall prohibit the Executive from owning mutual funds.

     5.   Salary

     A base salary of three hundred thousand dollars ($300,000) per annum, less applicable withholdings, will be paid in accordance with the Employer's standard payroll practices. The salary will be reviewed in line with performance, and as part of the general review, on or about January 1 of each year. The Employer agrees to utilize criteria in granting salary increases that are comparable to the criteria utilized in granting salary increases to other senior corporate executives of the Company. The first review will take place on January 1, 2002.

     6.  Car

     The Executive will be eligible to utilize a 2 door or 4 door leased Employer car, suitable for business requirements in accordance with Employer policies, having a pre-sales tax purchase price of up to sixty thousand dollars ($60,000). The Executive may elect to utilize an Employer car having a pre-sales tax purchase price in excess of sixty thousand dollars ($60,000), in which case she will be responsible for any lease payments in excess of the lease payments due on an Employer car having a pre-sales tax purchase price of sixty thousand dollars ($60,000). The Executive shall have an option to purchase the car at fair market value at the expiration of


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


the lease, to the extent permitted by the lease. In addition, the Employer will reimburse the Executive for fuel, maintenance, insurance and other car-related expenses in accordance with Employer policies.

     7.   Paid Time Off

          The Executive shall participate in the Employer's PTO program, with an initial annualized eligibility of twenty (20) days.

     8.   Benefits

     (a) The Executive shall be eligible to participate in the Employer's pension, 401(k), 423(a) Stock Purchase Plan, medical and life insurance plans and employee relocation plan in accordance with the Employer's policies.

     (b) In lieu of a reimbursement for travel and accommodations for the purpose of house hunting, and in lieu of a payment of three thousand seven hundred and fifty dollars ($3,750) for miscellaneous expenses, the Executive will be paid the sum of ten thousand dollars ($10,000) upon commencement of her employment.

     9.   Stock Option Plan

     (a) The Board (or the Option Committee) may, at its sole discretion and from time to time, grant stock options to the Executive in accordance with the Employer's policies, which currently provide for the award of stock options on an annual basis (the "PERIODIC OPTIONS"). Subject to the sole discretion of the Board (or the Option Committee) and to satisfactory reviews of the Executive's performance, the Employer anticipates recommending that the Board (or the Option Committee) grant Periodic Options to the Executive based upon criteria similar to those used by the Employer in recommending the grant of Periodic Options to the other senior corporate executives of the Employer. It is anticipated that the Employer shall make any such recommendations when recommending the grant of Periodic Options to the other senior corporate executives of the Employer. The Executive will be eligible for an award of Periodic Options beginning in calendar year 2001. In the event that the Executive is granted IPO Options (as hereinafter defined), the Executive shall not also be eligible for Periodic Options during the same year in which the IPO Options are granted.

     (b) During the year in which the Employer completes an initial public offering while this Agreement is in effect, the Employer will recommend to the Board (or the Option Committee) that the Executive be granted an option to purchase up to a number of shares equal to two million four hundred thousand dollars ($2,400,000) divided by the per share offering price in the initial public offering (the "IPO OPTIONS"), minus the number of Periodic Options, if any, granted to the Executive during the same calendar year.

     (c) On termination of the Executive's employment, whether lawfully, unlawfully or in breach of contract, the Executive shall lose certain rights or benefits (including rights or benefits which the Executive would not have lost had her employment not been terminated) as set forth in the Employer's executive stock option plan in effect as of the date of termination (the "PLAN"). The preceding notwithstanding, if the Executive's employment: (i) is terminated as a



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result of a change of control (as defined in the Plan) of the Employer, a permanent closure of the facility where the Executive is employed, or the death or disability (as defined in the Plan) of the Executive, then all of the unexpired options granted to the Executive shall fully vest; or (ii) is terminated without cause, or as a result of a redundancy or lay-off, then all of the unexpired options granted to the Executive shall fully vest only if so determined by the Board in its sole discretion. Any such vested options shall expire if not exercised within three (3) months of the Executive's termination (or of the Board determination contemplated under Section 9(c)(ii)). The Executive shall not be entitled, by way of compensation or otherwise, to be compensated for the loss of any rights or benefits under any Employer stock option plan.

     (d) The Executive will be required to comply with the Employer's stock ownership guideline policy, as amended from time to time.

     10. Bonus

     (a) The Board may, at its sole discretion and from time to time, grant a performance bonus (in cash and/or as a grant of the Employer's deferred stock) to the Executive in accordance with Employer policies. The Executive's position falls within the scope of an Employer policy which currently offers potential for a maximum payout of one hundred percent (100%) of her base annual salary based upon business and personal performance. The Employer agrees to utilize criteria in granting performance bonuses that are comparable to the criteria utilized in granting performance bonuses to other senior corporate executives of the Company. The Executive will be eligible for a performance bonus beginning in calendar year 2001.

     (b) In addition to the bonus contemplated in Section 10(a), in the event that the Employer completes an initial public offering during calendar year 2000 or 2001, the Executive will receive a bonus for such calendar year equal to one hundred percent (100%) of her base annual salary.

     (c) In the event that; (i) the Executive has been granted a performance bonus in the form of deferred stock; and (ii) the Executive's employment is
(A) terminated as a result of a change of control of the Employer, a permanent closure of the facility where the Executive is employed, or the death or disability of the Executive, then all of the deferred stock granted to the Executive shall be delivered to the Executive in accordance with the Employer's policies; or (B) is terminated without cause, or as a result of a redundancy or lay-off, then all of the deferred stock granted to the Executive shall be delivered to the Executive only if so determined by the Board in its sole discretion and in accordance with the Employer's policies.

     (d) Upon the commencement of her employment, the Executive will receive a signing bonus in the amount of nineteen thousand dollars ($19,000). The signing bonus shall be reduced pro-rata for every day between October 23, 2000 and December 1, 2000 in which the Executive delays commencement of her employment with the Employer.

     11. Confidentiality

     The Executive agrees that she shall not use, divulge or communicate to any person, firm or organization (other than in the course of properly performing her duties or with the consent of the Board or as required by law) any of the trade secrets or other confidential,

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technical or business information of the Employer, including without limitation any information relating to the organization, transactions, accounts, finances or affairs of the Employer, the names of customers and suppliers, results of research, scientific studies or analyses, detail of training, manufacturing or accounting methods, marketing analyses, new products, sales promotions, reports, papers, data and other information, in whatever form, prepared for the Employer or acquired by the Employer (the "CONFIDENTIAL INFORMATION") which she received or obtained while in the service of the Employer. This restriction shall continue to apply after the termination of her employment under this Agreement (howsoever occasioned) without limit in point of time but shall cease to apply to information which has come into the public domain otherwise than through unauthorized disclosure by the Executive. The Executive shall also use her best endeavors to prevent the unauthorized use, publication or disclosure of Confidential Information.

     12.  Intellectual Property Rights

     12.1 If the Executive (whether alone or with others) shall at any time during the period of this Agreement make or reduce to practice an invention, create an original work of authorship, develop a mark or name, or otherwise create any trade secret or other intellectual property relating to or capable of being used in the business of the Employer (the "INTELLECTUAL PROPERTY"), she shall promptly disclose to the Employer full details thereof.

     12.2 Any Intellectual Property contemplated by Section 12.1 shall be the property of the Employer. The Executive shall, at the request and expense of the Employer, do all things necessary to vest all right, title and interest in any such Intellectual Property in the Employer, or its nominee, absolutely as legal and beneficial owner and to secure and preserve full patent, copyright, trademark or other appropriate forms of protection therefor in any part of the world.

     13.  Covenant Not to Compete

     13.1  Definitions:

     (a) COMPANY means the Employer and its affiliates and subsidiaries.

     (b) PROHIBITED BUSINESS means all or any of the research, manufacture or supply of life science products and services for the purpose of DNA: sequencing, drug development, chromatography, and utilization of electrophoresis systems for DNA synthesis.

     (c) PROHIBITED COMPANY means companies engaged in or about to be engaged in Prohibited Business. The attached Exhibit A gives current examples.

     (d) RESTRICTED PERIOD means the period of twelve (12) months commencing from the Termination Date.

     (e) TERMINATION DATE means the date on which the Executive's employment under this Agreement shall terminate irrespective of the cause or manner.


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     (f) TERRITORY means the United States of America, Canada, the European
Union, Norway, Switzerland, Australia, Japan and Russia.

     13.2 Since the Executive will obtain, in the course of her employment with the Employer, Confidential Information, and since she is likely to obtain, during the course of her employment with the Employer, personal knowledge of and influence over numerous employees and customers of the Employer, the Executive hereby agrees that she will not, directly or indirectly, during the Restricted Period and within the Territory:

     (a) Be employed by, or provide consulting services to: (i) a Prohibited Company; or (ii) any business that is otherwise in competition with the Employer, provided that this restriction shall not extend to any employment the performance of which could not involve the Executive in competition with the Employer;

     (b) Entice away or solicit any person who is employed or engaged by the Company; either: (i) as a director or a managerial, executive or senior technical capacity; or (ii) who is in possession of Confidential Information belonging to the Employer; and

     (c) Entice away or solicit any customer of the Company with whom the Executive has had business dealings or personal contact during her employment with the Employer.

     13.3 If the Executive shall breach, or threaten to commit a breach of any of the covenants set forth in Sections 12 or 13 (the "RESTRICTIVE COVENANTS"), the Employer shall have the right, in addition to, and not in lieu of, any other rights and remedies available to the Employer under law or in equity, to have the Restrictive Covenants specifically enforced by any court, including, without limitation, the right to seek entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of the Restrictive Covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Employer and that money damages will not provide an adequate remedy to the Employer.

     13.4 If any court determines that any of the Restrictive Covenants contained in this Agreement, or any part thereof, are unenforceable because of the duration or scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

     14.  Term of Agreement

     14.1 The parties anticipate that this Agreement shall take effect on October 23, 2000 and, in any event, it shall take effect no later than on December 1, 2000. This Agreement shall continue unless terminated by mutual written agreement of the parties or by:

     (a) the Executive's resignation of employment upon sixty (60) days prior written notice of the Employer;

     (b) the Executive's death or the Executive's disability which extends beyond six (6) consecutive months;


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

     (c) termination of the Executive's employment by Employer for Cause (as defined in Section 14.6 below) upon written notice to the Executive; or

     (d) termination of the Executive's employment by Employer without cause upon written notice to the Executive.

     14.2 In the event of termination of this Agreement for any reason, the Executive will be entitled to her base salary and benefits, including payment for PTO time, accrued through the effective date of termination, and to reimbursement of expenses reasonably and necessarily incurred in connection with her employment prior to the effective date of termination. The Executive shall not be entitled to any bonus payment unless she has remained employed by the Employer for the entire year in which the bonus applies, without prejudice to any rights set forth in Section 10.

     14.3  In the event of termination of this Agreement in accordance with
Section 14.1(d), and except as contemplated by Section 14.4, the Executive will, in addition to the amounts contemplated by Sections 14.2, be entitled to the Executive's base salary for a period of twelve (12) months from the effective date of termination.

     14.4 If the Executive breaches the Restrictive Covenants set forth in Sections 12 or 13, the Executive shall not be entitled to the severance payments contemplated by Section 14.3.

     14.5 All payments and benefits paid under this Section 14 shall be subject to applicable withholdings and shall be paid or provided in accordance with the Employer's standard payroll practices and policies.

     14.6 For purposes of this Agreement, the term "CAUSE" for termination shall mean the following:

     (a) any material breach of this Agreement by the Executive, any intentional violation of the reasonable directions of the Board or of the Executive's superiors, or any act of negligence with respect to the Executive's duties, which the Executive fails to cure within fifteen (15) days of written notice thereof from the Employer;

     (b) any intentional material misrepresentation or any intentional material misconduct;

     (c) conviction of the Executive for theft, embezzlement or any other felony or for any misdemeanor relating to fraud, dishonesty, embezzlement or other misappropriation of property; or

     (d) the willful engaging by the Executive in illegal or grossly negligent conduct.

     15.  Effect of Termination

     (a) Upon the termination of her employment under this Agreement howsoever occasioned, the Executive shall forthwith:


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          (i) deliver to the Employer or its authorized representative:

               (A) all Confidential Information an all papers, records, documents or other materials or whatsoever nature (including correspondence, lists, notes, memoranda, plans, reports, drawings, tables, tapes, films, photographs and charts) which may be in her possession or control and relate in any way to the business, organization, transactions, accounts, finances or affairs of the Employer, and no copies shall be retained by her other than a copy of this Employment Agreement and any other documents relating to the benefits received;

               (B) all other property of the Employer (including any car made available to the Executive which shall be returned in good condition (ordinary wear and tear excepted)) in the possession or under the control of the Executive; and

               (C) a certificate confirming that she has done the foregoing; and

          (ii) resign from office as a director and officer of the Employer.

     (b) The Employer shall be entitled to deduct from any monies due to the Executive any sums due from the Executive to the Employer.

     (c) The following provisions of this Agreement shall survive termination:
11, 12, 13, 14.2, 14.3, 14.4, 14.5, 15 and 16.

     16.   Miscellaneous

     16.1 This Agreement supersedes all previous agreements between the Executive and the Employer, in relation to the matters addressed herein. Except for the Employer's employee-related policies and plans (as they may be issued or modified from time to time and to the extent that such issuances or modifications do not contradict the terms hereof), this Agreement represents the entire understanding between the parties hereto with respect to the subject matter hereof. The Executive acknowledges and agrees that she has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement.

     16.2 The invalidity or unenforceability of any provisions of this Agreement shall not affect the other provisions, and the Agreement shall be constructed in all respects as if such invalid or unenforceable provisions were omitted.

     16.3 Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered at the addresses first above stated by: (a) personal delivery; (b) registered or certified mail, return receipt requested; or (c) Federal Express or other similar nationally known overnight delivery service.

     16.4 The rights and obligations of the Executive under this Agreement shall inure to the benefit, and shall be binding upon, the successors and assigns of the Employer, including any successors by merger, purchase or otherwise. The Agreement may not be assigned by the Executive. Any attempted assignment in breach of this provision shall be null and void.


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


     16.5 This Agreement shall be governed by the laws of the State of New Jersey, except for its conflicts of law rules.

     16.6 This Agreement cannot be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharged is sought. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any such other right, power or privilege.

     16.7 The headings herein are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

     16.8 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


APBIOTECH INC.                               SANDRA CARTIE


By: /s/ Andrew Carr                          /s/ Sandra Cartie
    -----------------------------------      -----------------------------------
Name:  Andrew Carr
Title: Chief Executive Officer




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
                                   EXHIBIT A

                      COMPETITORS LISTING BY BUSINESS AREA

Separations                   Microanray                         Lab Products           Genomics           Drug Screening
Life Technologies/BioSepra    Affymetrix/Genetic Micro Systems   Bio-Rad Laboratories   Beckman Coulter    NEN Life Science Products
Bio-Rad Laboratories          Agilent                            Perbio Science/Pierce  Surmodics          PerkunElmer/Wallac
Dyax/Biolage                  Cartesian Technologies             Chemdex                Caliper            PE Biosystems
Millipore Corporation         Gene Machines                      Clontech               Hyseq              Packard Bioscience
Pall Corporation              Genomic Solutions                  Cuno                   Incyte
PE Biosystems                 Invitrogen/Research                Fisher Scientific      Motorola
Merck KGaA                    Genetics                           Becton Dickinson       PE Biosystems
Tosoh Haas                    PE Biosystems                      Schleicher & Schuell
Sartorious                    Molecular Probes                   Invitrogen/Novex
Waters Corporation            BioRobotics (UK)                   Life Technologies
                              Protogene                          NEN Life Science
                                                                   Products
                              GSI Lumonics                       PE Biosystems
                              Axon                               Kodak
                              NEN Life Science                   Promega
                              Corning                            Qiagen Corporation
                              Sigma-Aldrich Corporation          Roche Molecular Biochem
                              Stratagene
                              Merck KgaA
                              Techne Corp/R & D Systems
                              Biosource
                              ICN

Genotyping Pharmacogenetics   Proteomics
PE Corp                       Waters/Micromass
Orchid Biosciences            Bruker
Sequenom                      PE Sciex
Rapigene                      PE Biosystems
                              ThermoBioanalysis/Finnigan
                              Genetic Solutions
                              Protana